Exhibit 4.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF “INTERCLOUD SYSTEMS, INC.”, FILED IN THIS OFFICE ON THE TWENTY-SIXTH DAY OF JULY, A.D. 2017, AT 4:06 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey w. Bullock
Jeffrey w. Bullock, Secretary of State
3131825 8100 SR# 20175429806	Authentication: 202962021 Date: 07-27-17

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF DESIGNATION, PREFERENCES, RIGHTS AND

OTHER RIGHTS OF

SERIES J PREFERRED STOCK OF INTERCLOUD SYSTEMS, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, the undersigned Secretary of INTERCLOUD SYSTEMS, INC. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY that pursuant to the authority contained in the Corporation’s Certificate of Incorporation, as amended, and in accordance with the provisions of the resolution creating a series of the class of the Corporation’s authorized Preferred Stock as designated as Series J Preferred Stock as follows:

FIRST: The Certificate of Incorporation, as amended, of the Corporation authorizes the issuance of 500,000.000 shares of common stock, $0.0001 par value per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share, and further authorizes the Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of preferred stock not then allocated to any series into one or more and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such and certain preferences, limitations and relative rights of the shares of each series so established.

SECOND: By unanimous written consent of the Board of Directors of the Corporation dated July 20, 2017, the Board of Directors have designated 1000 shares of the preferred stock as Series J Preferred Stock. The designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of the Series J Preferred Stock shall be as hereinafter described.

THIRD: Article Fourth of the Certificate of Incorporation of the Corporation is amended to include the following:

Series J Preferred Stock

The Corporation shall designate a series of preferred stock, consisting of 1000 shares, with stated value of $4,916 per share, as Series J Preferred Stock (the “Series J”), which shall have the following designations, rights and preferences:

1. Redemption. The shares of the Series J are not redeemable.

2. Voting Rights. Except as otherwise provided herein or as required by law, the Series J shall be voted together with the shares of Common Stock of the Corporation (“Common Stock”) and any other series of preferred stock then outstanding, and not as a separate class, at any annual or special meeting of stockholders of the Corporation, with respect to any question or matter upon which the holders of Common Stock have the right to vote, such that the aggregate voting power of the Series J is equal to fifty-one percent (51%) of the total voting power of the Corporation. The Series J shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and may act by written consent in the same manner as the holders of Common Stock of the Corporation.

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:06 PM 07/26/2017
FILED 04:06 PM 07/26/2017
SR 20175429806 - File Number 3131825

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3. Liquidation, Dissolution, Winding-Up. The Corporation’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, and Series I Preferred Stock (the “Senior Preferred Stock:) shall have a liquidation preference senior to the Series J. Upon any Fundamental Transaction, liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Holders of the shares of the Series J shall be entitled, after any distribution or payment is made upon any shares of capital stock of the Corporation having a liquidation preference senior to the Series J, including the Senior Preferred Stock, but before any distribution or payment is made upon any shares of Common Stock or other capital stock of the Corporation having a liquidation preference junior to the Series J, to be paid in cash the sum of $4,916 per share. If upon such liquidation, dissolution or winding up, the assets to be distributed among the Series J Holders and all other shares of capital stock of the Corporation having the same liquidation preference as the Series J shall be insufficient to permit payment to said holders of such amounts, then all of the assets of the Corporation then remaining shall be distributed ratably among the Series J Holders and such other capital stock of the Corporation having the same liquidation preference as the Series J, if any. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after provision is made for Series J Holders arid all other shares of capital stock of the Corporation having the same liquidation preference as the Series J, if any, then-outstanding as provided above, the holders of Common Stock and other capital stock of the Corporation having a liquidation preference junior to the Series J shall be entitled to receive ratably all remaining assets of the Corporation to be distributed. If assets other than cash are distributed pursuant to this Section, the valuation of such assets will be made by the Board of Directors acting in good faith. For purposes hereof, a “Fundamental Transaction” shall mean (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property; or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person, whereby such other person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination).

4. No Preemptive Rights. No Series J Holder shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class.

5. Remedies. Characterizations Other Obligations. Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy, and nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation.

6. Specific Shall Not Limit General. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to he duly executed by its Chief Executive Officer as of this 20th day of July 2017.

INTERCLOUD SYSTEMS, INC.

By:	/s/ Mark E. Munro
Name:	Mark E. Munro
Title:	Chief Executive Officer